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                          INVESTMENT ADVISORY AGREEMENT
                         BERGER INTERNATIONAL PORTFOLIO
                 (A SERIES OF BERGER WORLDWIDE PORTFOLIOS TRUST)

         This INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made this 12th day of May, 2000, between BERGER LLC, a Nevada limited liability company ("Berger"), and BERGER WORLDWIDE PORTFOLIOS TRUST, a Delaware business trust (the "Trust"), with respect to the BERGER INTERNATIONAL PORTFOLIO, a series of the Trust (the "Portfolio").

                                    RECITALS

         A. The Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

         B. The Trust is authorized to create separate series of interests, each with its own separate investment portfolio, one of such series created by the Trust being the Portfolio.

         C. Berger is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

         D. The Trust and Berger deem it mutually advantageous that Berger should be appointed to assume responsibility for the day-to-day management of the Portfolio and of the securities in the Portfolio in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Appointment. The Trust hereby appoints Berger as investment adviser and manager with respect to the Portfolio for the period and on the terms set forth in this Agreement. Berger hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Investment Advisory Functions. In its capacity as investment adviser to the Portfolio, Berger shall have the following duties and responsibilities:

         (a) To manage the investment operations of the Portfolio and the composition of its investment portfolio, and to determine without prior consultation with the Trust, what securities and other assets of the Portfolio will be acquired, held, disposed of or loaned, in conformity with the investment objective, policies and restrictions and the


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                  other statements concerning the Portfolio in the Trust's trust instrument, as amended from time to time (the "Trust Instrument"), bylaws and registration statements under the 1940 Act, the 1940 Act and the Advisers Act, the rules and regulations thereunder, and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended from time to time, applicable to the Portfolio, or to any of the investors investing in the Portfolio, as a regulated investment company;

         (b) To cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Portfolio, the investment decisions of Berger, and the investment considerations which have given rise to those decisions;

         (c) To place orders for the purchase and sale of securities for investments of the Portfolio and for other related transactions, or, in the event a sub-adviser is engaged pursuant to the authority granted in this Agreement, to supervise the purchase and sale of securities for investments of the Portfolio and for other related transactions as directed by any such sub-adviser; to give instructions to the custodian (including any subcustodian) of the Portfolio as to deliveries of securities to and from such custodian and receipt and payments of cash for the account of the Portfolio, and advise the Trust on the same day such instructions are given; and to submit such reports relating to the valuation of the Portfolio's assets and to otherwise assist in the calculation of the net asset value of interests in the Portfolio as may reasonably be requested; on behalf of the Portfolio, to exercise such voting rights, subscription rights, rights to consent to corporate action and any other rights pertaining to the Portfolio's assets that may be exercised, in accordance with any policy pertaining to the same that may be adopted or agreed to by the Trustees of the Trust, or, in the event that the Trust retains the right to exercise such voting and other rights, to furnish the Trust with advice as to the manner in which such rights should be exercised;

         (d) To maintain all books and records required to be maintained by Berger pursuant to the 1940 Act and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Portfolio, and shall furnish the Trustees with such periodic and special reports as the Trustees reasonably may request. Berger agrees that all records which it maintains for the Portfolio or the Trust are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act any records which it maintains for the Trust and which are required to be maintained under the 1940 Act, and further agrees to surrender



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                  promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust; and

         (e) At such times as shall be reasonably requested by the Trustees, to provide the Trustees with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and make available to the Trustees any economic, statistical and investment services normally available to similar investment company clients of Berger.

         3. Managerial and Administrative Services. Berger shall perform, or arrange for the performance of, all managerial and administrative services necessary for the operation of the Portfolio, subject to the monitoring of the Trustees of the Trust, including but not limited to:

         (a) providing the Portfolio with office space, personnel, equipment and facilities for maintaining its organization;

         (b) on behalf of the Portfolio, supervising relations with, and monitoring the performance of custodians, subcustodians, depositories, transfer and pricing agents, accountants, attorneys, placement agents, insurers and other persons in any capacity deemed to be necessary or desirable;

         (c) preparing all general investor communications, including investor reports;

         (d) providing personnel and assistance necessary to maintain the registration, qualification or exemption to sell interests under the federal securities laws and in each state where Berger has determined such registration, qualification or exemption to be advisable;

         (e) monitoring the Portfolio's compliance with, insofar as they relate to the Portfolio, (i) the Trust's Trust Instrument, Bylaws and currently effective registration statement under the 1940 Act and any amendments or supplements thereto ("Registration Statement"); (ii) the written policies, procedures and guidelines of the Portfolio, and written instructions and directions of the Trustees of the Trust;
                  (iii) the requirements of the Securities Act of 1933, the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations; and (iv) the provisions of Subchapter M of the Internal Revenue Code, if applicable to any of the investors investing in the Portfolio;

         (f) arranging for and supervising the preparation of any or all registration statements, tax returns, proxy materials, financial statements, notices and reports for filings with regulatory authorities and distribution to holders of interests in the Portfolio;


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         (g)      conducting investor relations;

         (h)      maintaining the Portfolio's existence and its records; and

         (i) investigating the development of and developing and implementing, if appropriate, management and investor services designed to enhance the value or convenience of the Portfolio as an investment vehicle.

         4. Further Obligations. In all matters relating to the performance of this Agreement, Berger shall act in conformity with the Trust's Trust Instrument, bylaws and currently effective registration statements under the 1940 Act and any amendments or supplements thereto (the "Registration Statements") and with the written policies, procedures and guidelines of the Portfolio, and written instructions and directions of the Trustees of the Trust, and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. The Trust agrees to provide Berger with copies of the Trust's Trust Instrument, bylaws, Registration Statements, written policies, procedures and guidelines, and written instructions and directions of the Trustees, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective. Berger shall maintain errors and omissions insurance in an amount at least equal to that disclosed to the Trustees in connection with their approval of this Agreement.

         5. Sub-Advisers. Berger may engage one or more sub-advisers in furtherance of Berger's duties and responsibilities under this Agreement, subject to the approval of the Trustees of the Trust and, if required by law, the investors of the Portfolio, pursuant in each case to a written agreement with a party that, if applicable, meets the requirements of Section 15 of the 1940 Act and the rules thereunder applicable to contracts for service as an investment adviser of a registered investment company, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission. The engagement of one or more sub-advisers pursuant to this provision shall not diminish or relieve in any way the liability of Berger for any of its duties and responsibilities under this Agreement. Berger shall appropriately oversee, monitor and evaluate the activities of any sub-adviser engaged hereunder.

         6. Obligations of Trust. The Trust shall have the following obligations under this Agreement:

         (a) To keep Berger continuously and fully informed as to the composition of the investment portfolio of the Portfolio and the nature of all of the Portfolio's assets and liabilities from time to time;

         (b) To furnish Berger with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent public accountants and with copies of


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                  any financial statements or reports made to the Portfolio's investors or to any governmental body or securities exchange;

         (c) To furnish Berger with any further materials or information which Berger may reasonably request to enable it to perform its function under this Agreement; and

         (d) To compensate Berger for its services in accordance with the provisions of Section 7 hereof.

         7. Compensation. The Trust shall pay to Berger for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.85% of the first $500 million of average daily net assets of the Portfolio, 0.80% of the next $500 million of average daily net assets of the Portfolio, and 0.75% of any part of the average daily net assets of the Portfolio in excess of $1 billion. This fee shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

         8. Expenses and Excluded Expenses. Berger shall pay all its own costs and expenses incurred in rendering the services required under this Agreement. Notwithstanding any other provision hereof, it is expressly agreed that Berger shall not be responsible to pay, directly or on behalf of the Portfolio, any of the Portfolio's expenses, which shall remain the Trust's own obligation and responsibility to pay, including without limitation: (a) expenses of registering the Trust with securities authorities, or registration or filing fees incurred in the registration, qualification or exemption of interests in the Portfolio with securities authorities; (b) compensation (including reimbursement of expenses) of the Trustees of the Trust who are not "interested persons" as defined in the 1940 Act; (c) expenses of preparing, printing and mailing reports, notices, proxy materials and other required communications to investors in the Portfolio; (d) all expenses incidental to holding meetings of the Trustees of the Trust and of investors in the Portfolio, including proxy solicitations therefor; (e) legal and audit expenses; (f) insurance premiums for fidelity and other coverage; (g) brokerage commissions and other costs in connection with the purchase and sale of securities and other assets of the Portfolio; (h) custodian, transfer agent, recordkeeping and pricing agent fees and expenses; (i) interest and taxes; and (j) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

         9. Brokerage Commissions. For purposes of this Agreement, brokerage commissions paid by the Portfolio upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Portfolio and shall be paid by the Portfolio. Absent instructions from the Trust to the contrary, Berger is authorized and directed to place portfolio transactions for the Portfolio only with brokers and dealers who render satisfactory service in the execution of orders at the most



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favorable prices and at reasonable commission rates, provided, however, that
Berger may pay a broker an amount of commission for effecting a securities transaction in excess of the amount of commission another broker would have charged for effecting that transaction if Berger determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibilities of Berger. Berger is also authorized to consider sales of shares in any fund investing in the Portfolio as a factor in selecting broker-dealers to execute portfolio transactions for the Portfolio. In placing portfolio business with such broker-dealers, Berger shall seek the best execution of each transaction. Subject to the terms of this Agreement and the applicable requirements and provisions of the law, including the 1940 Act and the Securities Exchange Act of 1934, as amended, and in the event that Berger or an affiliate is registered as a broker-dealer, Berger may select a broker with which it or any of its affiliates or the Portfolio is affiliated. Berger or such affiliated broker may effect or execute Portfolio securities transactions, whether on a securities exchange or in the over-the-counter market, and receive separate compensation from the Portfolio therefor. Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all portfolio transactions, and the Trustees of the Trust may establish policies or guidelines to be followed by Berger in placing portfolio transactions for the Trust pursuant to the foregoing provisions. Berger shall report on the placement of portfolio transactions in the prior fiscal quarter at each quarterly meeting of such Trustees. To the extent consistent with applicable law, purchase or sell orders for the Portfolio may be aggregated with simultaneous purchase or sell orders for other clients of Berger. Whenever Berger simultaneously places orders to purchase or sell the same security on behalf of the Portfolio and one or more other clients of Berger, such orders will be allocated as to price and amount among all such clients in a manner reasonably believed by Berger to be fair and equitable to each client. The Trust recognizes that in some cases, this procedure may adversely affect the results obtained for the Portfolio.

         10. Termination. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or by the holders of interests in the Portfolio acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days' advance written notice of termination be given to Berger at its principal place of business. This Agreement may be terminated by Berger at any time, without penalty, by giving sixty (60) days' advance written notice of termination to the Trust, addressed to its principal place of business. The Trust agrees that, consistent with the terms of the Trust's Trust Instrument, the Trust shall cease to use the name "Berger" in connection with the Portfolio as soon as reasonably practicable following any termination of this Agreement if Berger does not continue to provide investment advice to the Portfolio after such termination.

         11. Assignment. This Agreement shall terminate automatically in the event of any assignment of this Agreement.

         12. Term. This Agreement shall continue in effect until April 30, 2002, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only



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so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Portfolio.

         13. Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Portfolio or Berger and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Portfolio.

         14. Allocation of Expenses. The Trustees shall determine the basis for making an appropriate allocation of the Trust's expenses (other than those directly attributable to the Portfolio) between the Portfolio and any other series of the Trust and between the Portfolio and other investment companies managed by Berger or its affiliates.

         15. Limitation on Personal Liability. NOTICE IS HEREBY GIVEN that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

         16. Limitation of Liability of Berger. Berger shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this
Section 16, "Berger" shall include any affiliate of Berger performing services for the Trust contemplated hereunder and managers, directors, officers and employees of Berger and such affiliates.

         17. Activities of Berger. The services of Berger to the Trust hereunder are not to be deemed to be exclusive, and Berger and its affiliates are free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of Berger to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in Berger as managers, officers and shareholders of Berger, that managers, officers,



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employees and shareholders of Berger are or may become similarly interested in the Trust, and that Berger may become interested in the Trust as a shareholder or otherwise.

         18. Certain Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," "approved at least annually" and "interested persons" when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

         19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

         20. Miscellaneous. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the date and year first above written.


                                           BERGER LLC

                                           By:
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                                              Jack R. Thompson
                                              President



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                                           BERGER WORLDWIDE PORTFOLIOS TRUST,
                                           with respect to the series known as
                                           the Berger International Portfolio


                                           By:
                                              ----------------------------------
                                              Jack R. Thompson
                                              President


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